Exhibit 10.17.1
May 1st, 2023
Ricky Hopson
Dear Ricky:
Thank you for accepting this interim assignment crucial to the future of Catalent. Your expertise, coupled with Catalent’s capabilities and collaborations with thousands of innovative pharmaceutical, biotech, and healthcare companies, will help us develop, supply, and deliver billions of doses of life-enhancing products. Attached is important information about our organization and your position, rewards, and benefits.
The major provisions of your offer, which is effective April 14, 2023, are:
Position: Your position will be Interim Chief Financial Officer of Catalent, Inc. (“the Company”), reporting to Alessandro Maselli, President and CEO. You will also serve as the Company’s “principal financial officer” for purposes of the Company’s filings with the United States Securities and Exchange Commission. You will remain a member of Catalent’s Executive Leadership Team (“ELT’) and may be asked to serve as an officer to one or more subsidiaries of the Company.
Compensation: You will receive an additional cash stipend of $20,000 per month for the duration of your assignment. All other elements of your existing compensation will remain unchanged and will be reviewed in the ordinary course with other ELT members.
Rewards: Except as specified herein, your existing rewards/benefits package will remain unchanged.
Term: You shall remain in this position until the Company shall appoint a permanent Chief Financial Officer. At this point, you will return to your role as President, Division Head for Clinical Development and Supply (or equivalent). Your employment status with the Company and its subsidiaries is the same.
Please signify your acceptance of this offer of employment by scanning/emailing a signed/dated copy of this offer letter to my attention.
If you have any questions, please call me at XXX-XXX-XXX.
Sincerely,
/s/ Ricardo Pravda
Ricardo Pravda
I accept the above offer of employment:

/s/ Ricky Hopson	June 6, 2023
Ricky Hopson	Date
KL2 3349298.2

KL2 3349298.2